Exhibit 99.2
NYMAGIC, INC.
Moderator: George Kallop
May 8, 2007
9:00 a.m. EDT

Operator:	I would like to welcome everyone to the NYMAGIC, INC. First Quarter Results 2007 Conference Call.

All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star, then the number 1 on your telephone keypad. If you would like to withdraw your question, press star then the number 2.

Any forward-looking statements concerning the company’s operations, economic performance and financial condition contained herein including statements related to the outlook of the company’s performance in 2007 and beyond are made under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon a number of assumptions and estimates, which inherently are subject to uncertainties and contingencies many of which are beyond the control of the company.

Some of these assumptions may not materialize and unanticipated events may occur which could cause actual results to differ materially from such statements. These include but are not limited to the cyclical nature of the insurance and reinsurance industry, premium rates, investment yield, estimation of loss reserves and loss reserve development, net loss retention and the effect of competition, the ability to collect reinsurance receivables, the availability and cost of reinsurance, changes in the ratings assigned to the company by rating agencies and other reinsurance uncertainties as included in the company’s filings with the Securities and Exchange Commission. These risks could cause financial results of the 2007 year and beyond to differ materially from those expressed in any forward looking statements made. The company undertakes no obligation to update publicly or revise any forward-looking statements made.

Thank you. Mr. Kallop, Chairman, you may begin

George Kallop:	Good morning, everyone. This is George Kallop speaking. I have with me on the telephone this morning George Trumbull, our Chairman, William D. “Skip” Shaw, our Vice Chairman; Paul Hart, our General Counsel; and Tom Iacopelli, our Chief Financial Officer.

This morning, I’d like to make some brief comments on the company’s 2007 first quarter results, and then we will be happy to take any questions you may have.

In summary, the company had a very good first quarter, and we are off to a very good start for 2007. Net earnings for the first quarter of 2007 totaled $7.5 million or 82 cents per diluted share as compared with $7.7 million or 85 cents per diluted share for the first quarter of 2006.

While earnings declined slightly on a year-to-year basis, both net income and earnings per share increased slightly from the fourth quarter of 2006.

Gross premiums written during the first quarter of 2007 totaled $68.6 million compared with $62.8 million during the first quarter of 2006. This was a 9% increase over 2006.

Growth within the other liability segment outweighed a slight decline in ocean marine and a continuing decline in inland marine/fire.

I would not attribute too much weight to the decline in ocean marine premiums during the first quarter. They have bounced back into positive territory through April.

As regards inland marine/fire, our loss experience in this segment has not been favorable, and I would expect further declines in this area. It is, in any event, a small part of our business.

Net premiums written during the first quarter of 2007 totaled $53 million compared to $38.1 million during the first quarter of 2006. This was a remarkable 39% increase, and it is certainly a positive indicator of earned premiums for the balance of the year.

Growth in our other liability segment outweighed declines elsewhere by a wide margin.

We saw the greatest increase in the excess workers’ comp line largely due to the termination of our 70% quota share agreement with CRM and its affiliates. We also had significant additional contributions from professional liability and casualty.

Net premiums earned for the first quarter of 2007 totaled $39.7 million compared with $37.2 million for the first quarter of 2006. This was a 7% increase for the quarter.

Again, growth in the other liability segment arose from increases in excess workers’ comp, professional liability and casualty lines.

The company’s loss ratio for the first quarter of 2007 was 55.1% as compared with a loss ratio of 56.2% for the first quarter of 2006.

We are very pleased with the favorable loss experience we have enjoyed during recent quarters, and we continue to maintain strong reserves.

The company’s expense ratio for the first quarter of 2007 was 42.7% as compared with 40.6% for the first quarter of 2006.

While the company’s expense ratio increased year to year, expenses have declined since the fourth quarter of 2006 on both a percentage and absolute dollar basis. Significantly, G&A expenses declined by more than $350,000 for the quarter.

We are continuing to focus on controlling costs, and in this regard, we recently decided to close our West Coast, PMMO, office. The accounts previously handled by that office will henceforth be handled by our Chicago and New York offices, and we expect significant cost savings to result once severance costs are absorbed.

The company’s combined ratio for the first quarter of 2007 was 97.8% compared with 96.8% for the first quarter of 2006. Again, while the combined ratio increased on a year-to-year basis, it declined substantially from the fourth quarter of 2006. Our combined ratio was 101.3% for the last quarter of 2006.

On the investment front, net investment income totaled $11.9 million for the first quarter of 2007 compared with $12 million during the first quarter of 2006.

Within this total, interest income from fixed maturities and short-term investments increased by $1.5 million and hedge fund income increased by about $200,000, but overall investment income declined slightly due to the absence of substantial trading profits during the quarter.

I might also comment that during the first quarter of 2007, there was substantial turmoil in the subprime mortgage market. I am pleased to say that our company has no exposure to the subprime mortgage area.

From a cash flow perspective, the company ended the first quarter of 2007 with $681.9 million in cash, investments, and net receivables for securities sold, as compared with $683.7 million at year-end 2006.

During the first quarter, we paid out substantial sums in reinsurance premiums for excess workers’ comp business written last year, as well as some large payments for Hurricanes Rita and Katrina. The payments for Rita and Katrina were all reinsured, so we expect to recover most of those payments in coming quarters.

In addition, reinsurance premium payments for our excess workers’ comp business have been substantially reduced for business written in 2007. This is due to the termination of our 70% quota share arrangement with CRM and its affiliates.

At March 31, 2007, our investment portfolio included cash, short-term investments, and net receivable for securities sold of $183.5 million, fixed maturities of $314 million, and limited partnership hedge funds of $184.4 million.

At March 31, 2007, book value per share on a fully diluted basis totaled $30.13.

Overall, the company had a very good first quarter of 2007. And we are pleased with the results that we have delivered to our shareholders.

Before we open up this call for questions, however, I would like to comment briefly on a recently signed novation agreement that we entered into with CRM and its affiliates.

In that agreement, we have agreed to novate all outstanding excess workers’ comp business that we have written in conjunction with CRM. Essentially we will make a cash payment to CRM and they will assume all future liabilities arising out of these excess workers’ comp policies.

This agreement is subject to a number of contingencies, including regulatory approvals, consents from each of the assureds, and the consent of the reinsurers on an excess of loss treaty. As a result, it is far from a done deal.

If it does happen, however, we expect to record a significant profit from the transaction, and we are hopeful it can be concluded in the second quarter of this year.

At this point, we would be happy to answer any questions you may have.

Thank you.

Operator:	As a reminder, if you would like to ask a question, please press star then the number 1 on your telephone keypad. Again, that’s star-1.

And we’ll pause for a moment to compile the Q&A roster...

Your first question comes from the line of Blake Phillips with Fox-Pitt Kelton.

Blake Phillips:	Good morning.

George Kallop:	Good morning, Blake.

Blake Phillips:	Could you elaborate a little bit on the composition of the other liability segment? I know you have the professional liability and excess comp, but percentage-wise what makes up that book?

George Kallop:	Tom I., do you have some percentages on that?

Tom Iacopelli:	I can give you some numbers, Blake.

For the first quarter of this year, we wrote about $21 million in excess workers’ comp. That would compare to about $16 million last year.

In terms of our professional liability, we wrote about $12.4 million this quarter, versus $8.4 million for last year’s first quarter. In contractors’

liability, all-in we wrote $5 million for the first quarter this year, versus $4 million for the first quarter last year.

This is all on a gross premium written basis.

Blake Phillips:	Okay, great.

Is there going to be lumpiness in the new workers’ comp business similar to the CRM business? And if so, where should we be seeing that come through mostly?

George Kallop:	You mean in terms of seasonality, if you will?

Blake Phillips:	Yes.

George Kallop:	Renewals of this business tend to take place in the first two quarters of the year, so clearly the lion’s share of this is going to be written in the first and second quarters of the year. There’ll be some later in the year, but it is certainly skewed toward the beginning.

Blake Phillips:	Okay.

Finally, can you comment on the prior year reserve activity in the quarter?

George Kallop:	Tom, would you like to take that question?

Tom Iacopelli:	Sure.

We reported about $1.4 million in favorable loss reserve development, primarily in the ocean marine area.

However, within that $1.4 million, we had some adverse development in our aviation line that amounted to about $700,000.

Blake Phillips:	So was that a net favorable $1.4 million then?

Tom Iacopelli:	Yes. It is net favorable development of approximately $1.4 million.

George Kallop:	It’s compared with a net favorable of about $1 million last year. Tom, am I correct?

Tom Iacopelli:	Yes. We reported about $1.1 million in net favorable development for the first quarter of 2006.

Blake Phillips:	Great, thanks.

George Kallop:	Okay, Blake, thank you.

Operator:	Your next question comes from the line of Mark Dwelle with Ferris, Baker Watts.

Mark Dwelle:	Good morning.

George Kallop:	Good morning, Mark.

Mark Dwelle:	I have a couple of questions. First, the relationship between the net-to-gross premiums jumped up quite a bit. I’m sure a lot of that has to do with the termination of the CRM quota share. I just wanted to make sure if there was anything else we should think about there.

George Kallop:	I think it’s fair to say that the lion’s share of it is that change.

Mark Dwelle:	So should we be thinking in terms of a mid 70s-ish retention ratio going throughout the year, as compared to the sort of mid 60s-ish last year? Or would that be front-ended again this year based on your prior comments?

George Kallop:	It is going to be front-ended to some extent. I don’t think there’s a great change in our retention rates for other lines, so the biggest change for the quarter was clearly the excess workers’ comp area.

Mark Dwelle:	In the ocean marine segment, you commented that things turned around a little bit in the early going in the second quarter. Is that pricing or is it just volume?

George Kallop:	It’s volume and timing. You don’t always necessarily hit the same number in the same month year after year. Usually you do, but sometimes you don’t.

It did bounce back in April, and I felt the comment was worth making, because people see a decline and they sometimes want to turn it into a trend. The reality is, through April at least, it’s bounced back into positive territory.

Mark Dwelle:	Okay, that’s helpful.

George Kallop:	We continue to see very nice results in our marine liability business, and actually, while the gross volumes were down, and even the net earned is down, in fact, the profitability is up. We continue to cull the hull book, and we continued to write more of other types of business last year, and I see that trend continuing.

Mark Dwelle:	Okay.

In the investment portfolio, obviously the hedge fund book has had a pretty good run, but it’s sitting at the high end of the range.

Is that something you’re thinking of paring down? Or you’re just letting it play out as it does, and not planning any major actions at this point?

George Kallop:	Are you talking about our overall commitment of investment capital?

Mark Dwelle:	Yes. It’s around 27%, which is towards the high end of the range that you normally operate at.

George Kallop:	Yes.

It’s clear that we’ve established what the range is. It is at the high end, but quite frankly, given our experience in the area, we’re very pleased with it. Skip, you might want to comment further.

William Shaw:	I don’t have much to add. As George noted, it is at the high end of the range, but the results of the hedge funds are as we had anticipated and expect that will continue, so we see no reason to change the mix at this time.

Mark Dwelle:	Certainly there’s no problem with the results. It’s really more a tactical decision.

I don’t have any other questions. Thanks very much.

George Kallop:	Thank you.

Operator:	As a reminder, if you would like to ask a question, please press star then the number 1 on your telephone keypad. Again, that’s star-1...

At this time, there are no questions.

George Kallop:	If there are no further questions, we will conclude the call. Thank you all for dialing in. As I said at the beginning of the call, the first quarter was a very good quarter for the company, and we are certainly optimistic as regards our prospects for the rest of the year.

Thank you for attending.

Operator:	This concludes today’s conference call. You may now disconnect.
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